Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT AND JOINDER AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT AND JOINDER AGREEMENT (this “Amendment”) is dated as of March 8, 2019, and is entered into by and among RTI SURGICAL, INC., a Delaware corporation (“Borrower Representative”), PIONEER SURGICAL TECHNOLOGY, INC., a Michigan corporation (together with Borrower Representative, each, a “Borrower” and, collectively, the “Borrowers”), the other Loan Parties listed on the signature pages hereto (the “Existing Guarantors”), BEARS HOLDING SUB, INC., a Delaware corporation (“Bears”), PARADIGM SPINE, LLC, a Delaware limited liability company (“Paradigm”), FOURTH DIMENSION SPINE, LLC, a Delaware limited liability company (“Fourth”), ANDI’S BELMARALL, LLC, a Delaware limited liability company (“Andi’s”, together with Bears, Paradigm and Fourth, each, a “Joining Guarantor”; together with the Existing Guarantors, collectively, the “Guarantors” and each, a “Guarantor”; together with the Borrowers, collectively the “Loan Parties” and each, a “Loan Party”), the Lenders party hereto and JPMorgan Chase Bank, N.A. in its capacity as administrative agent (“Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the other Loan Parties party thereto, the Administrative Agent, and the other lenders from time to time party thereto (the “Lenders”), are parties to that certain Credit Agreement dated as of June 5, 2018 (as amended, modified and supplemented from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement);

WHEREAS, pursuant to that certain Consent Under Credit Agreement dated as of November 1, 2018 (the “Paradigm Consent”), by and among the Borrowers, the other Loan Parties listed on the signature pages thereto, the Lenders party thereto and Administrative Agent, the Administrative Agent and Lenders consented to the purchase of all of the Equity Interests of Paradigm Spine, LLC by the Company;

WHEREAS, pursuant to the terms of the Paradigm Consent, the Borrowers, the other Loan Parties party thereto, and the Lenders and the Administrative Agent agreed to amend the Credit Agreement to (A) reduce the Aggregate Revolving Commitment to $75,000,000, (B) join new Loan Parties acquired pursuant to the Paradigm Acquisition (as defined in the Paradigm Consent) to the Loan Documents as Borrowers and/or Loan Guarantors, (C) permit the Second Lien Loans and Liens securing the Second Lien Loans (as such terms are defined in the Paradigm Consent), and (D) make related changes to the Credit Agreement and the other Loan Documents in each case consistent with the Documentation Principles (as defined in the Paradigm Consent); and

WHEREAS, the Borrowers, the other Loan Parties, the Lenders party hereto and the Administrative Agent have agreed to modify the Credit Agreement as provided herein, in each case subject to the terms and provisions hereof.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4 below, in reliance upon the representations and warranties of the Loan Parties set forth in Section 5 below, the Credit Agreement is hereby amended as follows:

(a)    Each reference in the Credit Agreement to the “Borrower and its Subsidiaries”, the “Borrowers or their Subsidiaries”, the “Borrower Representative or their Subsidiaries” or the “Borrower or any of its Subsidiaries” (or any similar phrase), as applicable, set forth in the definitions of “Anti-Corruption Laws”, “Disqualified Institution”, “Material Indebtedness”, “Permitted Encumbrances”, Section 2.18(d), Section 5.08(a) and Section 5.13 is hereby replaced with “Holdings and its Subsidiaries”, “Holdings or its Subsidiaries” or “Holdings or any of its Subsidiaries”, as applicable.

(b)    Each reference in the Credit Agreement to the “Company and its Subsidiaries” or the “Company or any Subsidiary” (or any similar phrase), as applicable, set forth in the definitions of “Capital Expenditures”, “Environmental Liability”, “Fixed Charge Coverage Ratio”, “Fixed Charges”, “Interest Expense”, “Material Adverse Effect”, “Material Indebtedness” and “Net Income” is hereby replaced with “Holdings and its Subsidiaries” or “Holdings or any Subsidiary”, as applicable.

(c)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Aggregate Revolving Commitment” in its entirety to read as follows:

““Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the First Amendment Effective Date, the Aggregate Revolving Commitment is $75,000,000.”

(d)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Banking Services” in its entirety to read as follows:

““Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, and interstate depository network services).”

(e)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Banking Services Obligations” in its entirety to read as follows:

““Banking Services Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.”

(f)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Cash Dominion Threshold Amount” in its entirety to read as follows:

““Cash Dominion Threshold Amount” means the greater of (a) 10.0% of the Aggregate Revolving Commitment and (b) $7,500,000.”

(g)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Change in Control” in its entirety to read as follows:

““Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or Group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of the Company (as of the First Amendment Effective Date) or Holdings (at any time after the First Amendment Effective Date) nor (ii) appointed by directors so nominated; (c) Holdings shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of any of its Subsidiaries on a fully diluted basis (except as permitted pursuant to Sections 6.03, 6.04 and 6.05); or (d) a “change in control”, however so defined in the Second Lien Credit Agreement or any document governing Subordinated Indebtedness, shall occur.”

(h)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Covenant Testing Threshold Amount” in its entirety to read as follows:

““Covenant Testing Threshold Amount” means the greatest of (a) 10.0% of the Aggregate Revolving Commitment, (b) $7,500,000 and (c) the then applicable Fixed Asset Sublimit.”

(i)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “EBITDA” in its entirety to read as follows:

““EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding (x) any non-cash charge in respect of an item that was included in Net Income in a prior period and (y) non-cash charges that relate to the write-down or write-off of inventory, except, in the case of this clause (y), where (I) such inventory was manufactured or purchased by a Loan Party on or before December 31, 2016, (II) such write-down or write-off of such inventory occurs on or prior to the date that is the second anniversary of the First Amendment Effective Date and (III) the aggregate amount of such non-cash charges does not exceed (A) during the period commencing on the First Amendment Effective Date and ending on March 8, 2020, $14,000,000 in the aggregate for such period and (2) during the period commencing on March 9, 2020 and ending on March 8, 2021, $14,000,000 in the aggregate for such period), (vi) in each case to the extent calculated in good faith and factually supportable pursuant to documentation and analysis delivered to Administrative Agent, the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Net Income including, without limitation, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, provided, that the aggregate amount added back to Net Income pursuant to this clause (vi) shall not exceed 10% of EBITDA, (vii) in each case to the extent incurred after the Effective Date and without duplication of clause (ix) below, the amount of other customary and reasonable accruals, payments and expenses (including legal, tax, structuring and other costs and expenses) incurred during such period in connection with any Acquisition, Investment, Restricted Payment, issuance of Equity Interests or other incurrence of Indebtedness or disposition permitted hereunder (whether or not any such transaction undertaken was completed), (viii) the amount of any expenses, charges or losses for such period that are covered by indemnification or other reimbursement provisions in connection with any Acquisition, Investment, Restricted Payment, issuance of Equity Interests or other incurrence of Indebtedness or disposition permitted hereunder, to the extent actually reimbursed, or, so long as the Borrowers have made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination, (ix) other expenses, charges or losses disclosed to the Administrative Agent prior to the Effective Date and acceptable to the Administrative Agent in its Permitted Discretion, and (x) any non-recurring fees, cash charges and other cash expenses (including severance costs) made or incurred (A) in connection with the Transactions consummated on the Effective Date that are paid or otherwise accounted for within 180 days of consummation of the such Transactions in an amount not to exceed $900,000 and (B) in connection with the Transactions consummated on the First Amendment Effective Date that are paid or otherwise accounted for within 180 days of consummation of such Transactions in an amount not to exceed $12,500,000, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.”

(j)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Examination Threshold Amount” in its entirety to read as follows:

““Examination Threshold Amount” means Availability shall be lesser than the greater of (a) 12.5% of the Aggregate Revolving Commitment and (b) $9,375,000.”

(k)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Loan Parties” in its entirety to read as follows

“Loan Parties” means, collectively, Holdings, the Borrowers, the Borrowers’ Domestic Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

(l)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Payment Condition” in its entirety to read as follows:

““Payment Condition” means, with respect to any proposed action on any date, a condition that is satisfied if either (a) after giving effect to such proposed action as if it occurred on the first day of the Pro Forma Period, the pro forma Availability shall be at least the greater of (i) $15,000,000 and (ii) 20.0% of the Aggregate Revolving Commitment at all times during the Pro Forma Period, or (b) after giving effect to such proposed action as if it occurred on the first day of the Pro Forma Period, both (i) the pro forma Availability shall be at least the greater of (A) $11,250,000 and (B) 15.0% of the Aggregate Revolving Commitment at all times during the Pro Forma Period and (ii) the Fixed Charge Coverage Ratio, computed on a pro forma basis after giving effect to the proposed action (and solely in the case of a Restricted Payment pursuant to Section 6.08(a)(v), calculating the amount of such Restricted Payment as a Fixed Charge for such purpose), for the period of twelve consecutive calendar months ending on the most recent calendar month of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be greater than 1.10 to 1.00.”

(m)    Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Permitted Acquisition” by (i) deleting the “and” at the end of clause (j) therein, (ii) amending and restating clause (k) therein as follows and (iii) inserting the following new clauses (l) and (m) at the end thereof;

“(k) the Borrower Representative shall have delivered to the Administrative Agent (i) the final executed material documentation relating to such Acquisition, (ii) to the extent required in such material documentation, copies of all required regulatory and third party approvals and (iii) copies of environmental assessments satisfactory to the Administrative Agent, in each case, promptly, upon the request therefor from the Administrative Agent following the consummation of such Acquisition;

(l) except with respect to an Acquisition in which the aggregate consideration for such purchase or acquisition is less than $25,000,000, the Borrower Representative shall have delivered to the Administrative Agent (i) a description of the proposed Acquisition and (ii) a quality of earnings report, in each case, prior to closing of the Acquisition; and

(m) the consideration for all purchases and acquisitions of (x) Equity Interests of targets that will not become Loan Guarantors and (y) assets that will not constitute Collateral shall not exceed $25,000,000 in the aggregate.”

(n)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Restricted Payment” in its entirety to read as follows:

““Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or Holdings or any option, warrant or other right to acquire any such Equity Interests in the Company or Holdings.”

(o)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Subsidiary” in its entirety to read as follows:

““Subsidiary” means any direct or indirect subsidiary of Holdings or a Loan Party, as applicable.”

(p)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Revolving Commitment” in its entirety to read as follows:

““Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. As of the First Amendment Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.”

(q)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Transactions” in its entirety to read as follows:

““Transactions” means the execution, delivery and performance by the Borrowers of (a) this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Second Lien Documents, the creation of the Liens pursuant to the Second Lien Collateral Documents, and the borrowing under the Second Lien Credit Agreement and (c) the transactions contemplated by the Paradigm Purchase Agreement.”

(r)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Weekly Reporting Threshold Amount” in its entirety to read as follows:

““Weekly Reporting Threshold Amount” means the greater of (a) 10% of the Aggregate Revolving Commitment and (b) $7,500,000.”

(s)    Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms in their proper alphabetical order:

““Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the Laws of any jurisdiction.”

““FDA” means the United States Food and Drug Administration and any successor thereto.”

““First Amendment Effective Date” means March 8, 2019.”

““Holdings” means Bears Holding Sub, Inc., a Delaware corporation.”

““Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the First Amendment Effective Date, by and among the Administrative Agent, the Second Lien Agent and the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.”

““Paradigm” means Paradigm Spine, LLC, a Delaware limited liability company.”

““Paradigm Purchase Agreement” means the Master Transaction Agreement dated as of November 1, 2018, by and among the Company, PS Spine Holdco, LLC, a Delaware limited liability company, Holdings, and Bears Merger Sub, Inc., a Delaware corporation, together with the schedules and exhibits thereto, as in effect on the First Amendment Effective Date or as modified in accordance with the terms thereof.”

““PIK Debt” means Subordinated Indebtedness the interest of which is not permitted to be paid in cash but instead must be paid in kind by capitalizing such interest and adding it to the principal balance of such Subordinated Indebtedness.”

““Products” means any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Loan Parties or any of their Subsidiaries.”

““Public Health Laws” means all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.), similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws, or subject to regulation under any foreign equivalent law or regulation, as applicable.”

““Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Permitted Investments of the Loan Parties that is in deposit accounts or in securities accounts, or any combination thereof, which deposit accounts and securities accounts are (i) the subject of Deposit Account Control Agreements or (ii) maintained with the Administrative Agent and, in each case, are maintained by a branch office of the applicable bank or securities intermediary located within the United States of America.”

““Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, service marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.”

““Regulatory Matters” means, collectively, activities and Products that are subject to Public Health Laws.”

““Second Lien Agent” means Ares Capital Corporation, as administrative agent in respect of the Second Lien Documents, and any successor administrative agent appointed in accordance with the terms thereof and of the Intercreditor Agreement.”

““Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the First Amendment Effective Date, among the Loan Parties party thereto, the lenders party thereto and the Second Lien Agent, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the Intercreditor Agreement.”

““Second Lien Collateral Documents” means the “Collateral Documents” as defined in the Second Lien Credit Agreement.”

““Second Lien Documents” means the Second Lien Credit Agreement and the other ‘Loan Documents’ under and as defined in the Second Lien Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the Intercreditor Agreement.”

““Second Lien Lenders” means the “Second Lien Secured Parties” as defined in the Intercreditor Agreement.”

““Second Lien Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.”

““Subordinated Indebtedness” means unsecured Indebtedness consisting of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided, that (a)(i) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, redemption at the option of the holders thereof or sinking fund obligations prior to the date that is one hundred eighty (180) days after the latest maturity date in respect of any Loans under this Agreement in effect at the time of the incurrence or issuance of such Indebtedness (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default, subject to the prior repayment in full of the Obligations and (ii) the covenants, events of default, guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions and in any event (x) dollar baskets, default triggers and covenant (including financial covenant) levels are set back not less than (I) twenty-five percent (25%) so long as the Second Lien Documents are in effect , or otherwise (II) fifteen percent (15%) as compared to equivalent provisions of this Agreement and the other Loan Documents (subject to customary reductions to and exclusions from such set-backs) and (y) when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Loan Parties and their Subsidiaries than those set forth in this Agreement (provided, that a certificate of a responsible officer of the Borrower Representative delivered to Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (ii)(y), shall be conclusive evidence that such terms and conditions satisfy such requirement unless Administrative Agent provides notice to the Borrower Representative of its objection during such five (5) Business Day period) and such Indebtedness shall not be cross-defaulted (but may be cross-accelerated) to the Obligations or the Loan Documents; (b) such Indebtedness shall be expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions reasonably satisfactory to Administrative Agent; (c) immediately before and immediately after giving pro forma effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing; and (d) no guaranty by any Subsidiary of such Indebtedness shall be permitted unless such Subsidiary is a Loan Guarantor.

““Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.”

““Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Total Indebtedness as of such date minus (ii) the Qualified Cash of the Loan Parties as of such date in an amount not to exceed $10,000,000 to (b) EBITDA for the four (4) fiscal quarter period ending on such date.”

(t)    Article I of the Credit Agreement is hereby amended by inserting the following new Section 1.07 at the end thereof:

“SECTION 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.”

(u)    Section 2.06(b) of the Credit Agreement is hereby amended by deleting the reference therein to “$10,000,000” and inserting “$7,500,000” in lieu thereof.

(v)    Section 2.09(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e)    The Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of three (3) such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $50,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (vi) as of the last day of the most recent month for which financial statements have been delivered pursuant to Section 5.01, the Total Net Leverage Ratio recomputed after giving pro forma effect thereto shall not exceed 2.50:1.00 (calculated assuming any additional Revolving Commitments are fully funded) and (vii) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.”

(w)    Section 2.22 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 2.22    Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than the Administrative Agent) providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or of such Subsidiary to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts with respect to such Lender or Affiliate to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

(x)    Section 3.05 of the Credit Agreement is hereby amended by deleting the reference therein to “As of the date of this Agreement” and inserting “As of the date of this Agreement (or, with respect to Holdings, Paradigm and the Subsidiaries of Paradigm, as of the First Amendment Effective Date)” in lieu thereof.

(y)    Section 3.06(a) of the Credit Agreement is hereby amended by deleting the reference therein to “on the Effective Date” and inserting “on the Effective Date (or, with respect to Holdings, Paradigm and the Subsidiaries of Paradigm, on the First Amendment Effective Date)” in lieu thereof.

(z)    Section 3.06(c) of the Credit Agreement is hereby amended by deleting the reference therein to “Since the date of this Agreement” and inserting “Since the date of this Agreement (or, with respect to Holdings, Paradigm and the Subsidiaries of Paradigm, since the First Amendment Effective Date)” in lieu thereof.

(aa)    Section 3.12 of the Credit Agreement is hereby amended by deleting the reference therein to “as of the date of this Agreement” and inserting “as of the date of this Agreement (or, with respect to Holdings, Paradigm and the Subsidiaries of Paradigm, as of the First Amendment Effective Date)” in lieu thereof.

(bb)    Section 3.13(a) of the Credit Agreement is hereby amended by inserting “and on the First Amendment Effective Date, as applicable” following the initial reference to the “Effective Date” therein.

(cc)    Section 3.14 of the Credit Agreement is hereby amended by deleting the reference therein to “Each Borrower” and inserting “Holdings and each Borrower” in lieu thereof.

(dd)    Section 3.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 3.15    Capitalization and Subsidiaries. Schedule 3.15 sets forth as of the Effective Date (or, with respect to Holdings, the Company, Paradigm and the Subsidiaries of Paradigm, as of the First Amendment Effective Date) (a) a correct and complete list of the name and relationship to Holdings of each and all of the Holdings’ Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and nonassessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.”

(ee)    Article III of the Credit Agreement is hereby amended by inserting the following new Section 3.24 at the end thereof:

“SECTION 3.24    Regulatory Matters.

(a)    Schedule 3.24 sets forth, as of the First Amendment Effective Date, a complete and correct list of all Registrations held by each Loan Party and its Subsidiaries. Each Loan Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as conducted as of the First Amendment Effective Date except where the failure to have such Registrations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party and its Subsidiaries, neither the FDA nor other Governmental Authority is considering limiting, suspending, or revoking such Registrations or, except as set forth in Schedule 3.24, changing the marketing classification or labeling or other significant parameter affecting the Products of the Loan Parties or any of their respective Subsidiaries. To the knowledge of each Loan Party and its Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Public Health Laws. The Loan Parties and their respective Subsidiaries have fulfilled and performed their obligations under each Registration except where such failure would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and to the knowledge of each Loan Party and its Subsidiaries no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such Registration. To the knowledge of each Loan Party and its Subsidiaries, no event has occurred or condition or state of facts exists which would present potential product liability related, in whole or in part, to Regulatory Matters. To the knowledge of each Loan Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Loan Parties or any of their respective Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Loan Parties and their respective Subsidiaries.

(b)    All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties or their respective Subsidiaries that are subject to Public Health Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Public Health Laws or any other applicable Requirement of Law, including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting, except where such failure would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)    Except as set forth on Schedule 3.24, no Loan Party nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of each Loan Party and its Subsidiaries, no such obligation has been threatened. Each Loan Party and its Subsidiaries has made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any other Governmental Authority. There is no, and there is no act, omission, event, or circumstance of which any Loan Party or any of its Subsidiaries has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Loan Party or its Subsidiaries, and, to each Loan Party’s and its Subsidiary’s knowledge, no Loan Party nor its Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would reasonably be expected, in the aggregate, have a Material Adverse Effect. To the knowledge of each Loan Party and each of their respective Subsidiaries, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction.

(d)    As of the First Amendment Effective Date, except as set forth on Schedule 3.24, no Loan Party nor its Subsidiaries is undergoing any non-routine inspection related to Regulatory Matters, or any other Governmental Authority investigation.

(e)    During the period of three calendar years immediately preceding the First Amendment Effective Date, neither any Loan Party nor any Subsidiary of any Loan Party has introduced into commercial distribution any Products manufactured by or on behalf of any Loan Party or any Subsidiary of a Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331, except where such violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither any Loan Party nor any Subsidiary of any Loan Party has received any notice of communication from any Governmental Authority alleging material noncompliance with any Requirement of Law. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution, or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; (ii) a change in the labeling of any Product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product. To each Loan Party’s and its Subsidiary’s knowledge, no proceedings in the U.S. or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any of its Subsidiaries.

(f)    No Loan Party or any Subsidiary of any Loan Party or any of their respective officers, directors, employees, agents, or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. To each Loan Party’s and its Subsidiary’s knowledge, no Loan Party nor any Subsidiary of any Loan Party nor any of their respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of each Loan Party and its Subsidiaries, no employee or agent of any Loan Party or its Subsidiaries, has (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(g)    Except as set forth on Schedule 3.24: (i) each Loan Party and its Subsidiaries and, to their knowledge, their respective contract manufacturers are, and have been for the past three calendar years, in material compliance with, and each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, serviced, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, (ii) each Loan Party and its Subsidiaries is in material compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any other Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products, including, as the case may be, Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806, (iii) all Products are and have been labeled, promoted, and advertised in accordance with their Registration and approved labeling or within the scope of an exemption from obtaining such Registration, and (iv) each Loan Party’s and its Subsidiaries’ establishments are registered with the FDA, as applicable, and each Product is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.”

(ff)    Section 5.01(a)-(e) of the Credit Agreement is hereby amended by deleting each reference therein to “Company” and inserting “Holdings”, in each case, in lieu thereof.

(gg)    Section 5.01 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (h) therein, (ii) re-lettering clause (i) therein as clause (k) and (iii) inserting the following new clauses (i) and (j) as follows:

“(i)    concurrently with any delivery of any reports to the Second Lien Agent, any reports delivered to the Second Lien Agent pursuant to the Second Lien Credit Agreement;

(j)    promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company or Holdings to its security holders acting in such capacity or by any Subsidiary of the Company to its security holders other than the Company or Holdings or another Subsidiary of the Company and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, filed by the Company or Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority; and”

(hh)    Section 5.02 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (h) therein, (ii) deleting the “.” at the end of clause (i) therein and inserting “;” in lieu thereof, and (iii) inserting the following new clauses (j), (k) and (l) as follows:

“(j)    all amendments to (i) the Paradigm Purchase Agreement and each of the other agreements, instruments and other documents executed in connection with the Paradigm Purchase Agreement, together with a copy of each such amendment, (ii) the Second Lien Documents, and (iii) documents evidencing Subordinated Indebtedness, in each case, together with a copy of each such amendment;

(k)    (i) any notice that the FDA or any other similar Governmental Authority is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters, or labeling of the Products of the Loan Parties or their respective Subsidiaries, or considering any of the foregoing; (ii) any Loan Party or any of its Subsidiaries becoming subject to any administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, or any Product of any Loan Party or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against the Loan Parties or their respective Subsidiaries; and (iii) any voluntary withdrawal or recall of any Product by any Loan Party or any of its Subsidiaries in an aggregate amount of $1,000,000 or which would, in the aggregate, have a Material Adverse Effect; and

(l)    promptly upon, and in any event within five (5) Business Days after, receipt thereof, copies of all “management letters” submitted to any Loan Party by the independent public accountants referred to in Section 5.01(a) in connection with each audit made by such accountants.”

(ii)    Section 5.08(b) of the Credit Agreement is hereby amended by inserting “Holdings and” immediately following “No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that” therein.

(jj)    Section 5.15(b) of the Credit Agreement is hereby amended by deleting the reference therein to “such Borrower” and inserting “Holdings” in lieu thereof.

(kk)    Article V of the Credit Agreement is hereby further amended by inserting the following new Section 5.17 at the end thereof:

“SECTION 5.17    Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law and Permits (including without limitation, all Registrations) of any Governmental Authority having jurisdiction over it, its business or its Products, except where such failures to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party and its Subsidiaries shall comply with all Public Health Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in material compliance with the Public Health Laws and any other Requirements of Law, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Public Health Laws and all other Requirements of Law.”

(ll)    Section 6.01(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i)    Subordinated Indebtedness (A) in an aggregate principal amount not to exceed $9,090,909 at any time outstanding or (B) that is PIK Debt (plus additional principal consisting of interest that is paid in kind;”

(mm)    Section 6.01(j) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(j)    Indebtedness of any Person that becomes a Subsidiary after the date hereof in an aggregate principal amount not to exceed $4,545,454 at any time outstanding; provided, that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;”

(nn)    Section 6.01(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(k) other unsecured Indebtedness in an aggregate principal amount not to exceed $2,272,727 at any time outstanding so long as (i) [reserved], (ii) such Indebtedness is not guaranteed by any Subsidiary of any Borrower other than the Loan Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness) and (iii) such Indebtedness is issued on then-market terms and restrictions customary for Indebtedness of such type and the restrictions imposed thereby will not adversely affect in any material respect the obligation or ability of the Borrowers or any other Loan Party to make any payments required hereunder or otherwise satisfy the Obligations, in each case as determined in the good faith judgment of the Borrower Representative;”

(oo)    Section 6.01(r) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(r)    Indebtedness consisting of (i) the obligation to make Permitted Earnouts so long as such Indebtedness is incurred on then-market terms and restrictions customary for Indebtedness of such type and the restrictions imposed thereby will not adversely affect in any material respect the obligation or ability of any Borrower or any other Loan Party to make any payments required hereunder or otherwise satisfy the Obligations, in each case as determined in the good faith judgment of the Borrower Representative, or (ii) other purchase price adjustments and indemnities in connection with Permitted Acquisitions, or dispositions permitted under Sections 6.05 or 6.06; provided, that the aggregate principal amount of all such Indebtedness (other than such Indebtedness incurred pursuant to the Paradigm Purchase Agreement) under clause (i) and (ii) that is permitted to be paid in cash shall not to exceed $9,090,909 at any time outstanding. For the avoidance of doubt, such Indebtedness that is payable only in the form of Equity Interests shall not be subject to such $9,090,909 limitation;”

(pp)    Section 6.01 of the Credit Agreement is hereby further amended by (i) deleting the “.” at the end of clause (s) therein and inserting “; and” in lieu thereof and (ii) inserting the following new clause (t) at the end thereof:

“(t)    the Second Lien Obligations subject to the Second Lien Cap (as defined in the Intercreditor Agreement), as applicable.”

(qq)    Section 6.02(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(g)    [reserved];”

(rr)    Section 6.02 of the Credit Agreement is hereby further amended by (i) deleting the “and” at the end of clause (o) therein, (ii) deleting the “.” at the end of clause (p) therein and inserting “; and” in lieu thereof and (iii) inserting the following new clause (q) at the end thereof:

“(q)    Liens in favor of the Second Lien Agent, securing the Second Lien Obligations, so long as such Liens are at all times subject to the Intercreditor Agreement.”

(ss)    Section 6.03 is hereby amended by inserting the following new clause (d) at the end thereof:

“(d)    No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to (i) change its name as it appears in official filings in its jurisdiction of organization, (ii) change its jurisdiction of organization or formation, in the case of clauses (i) and (ii), without at least ten (10) days’ prior written notice to Administrative Agent (or such shorter period as may be agreed by Administrative Agent in its sole discretion), or (iii) consummate a Division/Series Transaction.”

(tt)    Section 6.04(i) is hereby amended by replacing the reference therein to “permitted acquisition” with “Permitted Acquisition” in lieu thereof.

(uu)    Section 6.04(m) is hereby amended by inserting “in the aggregate” immediately following “$1,000,000” therein.

(vv)    Section 6.05(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e)    [reserved];”

(ww)    Section 6.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 6.06    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”).”

(xx)    Section 6.08(b)(iii) is hereby amended and restated in its entirety as follows:

“(iii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01(k) so long as, both before and after giving pro forma effect to such payment (A) no Default or Event of Default shall have occurred and be continuing and (B) the Payment Conditions shall be satisfied with respect to such payment;”

(yy)    Section 6.08(b) of the Credit Agreement is hereby further amended by (i) deleting the “and” at the end of clause (iv) therein, (ii) deleting the “.” at the end of clause (v) therein and inserting “; and” in lieu thereof and (iii) adding the following clause (vi) to the end of such section:

“(vi)    prepayments (including for the avoidance of doubt, mandatory prepayments required under the Second Lien Credit Agreement) of or in respect of principal of any Second Lien Obligations so long as both before and after giving pro forma effect to such prepayment, the Payment Conditions shall be satisfied with respect to such prepayment.

(zz)    Article VI of the Credit Agreement is hereby further amended by inserting the following new Sections 6.13 and 6.14 as follows:

“SECTION 6.13    Amendments to Certain Indebtedness. No Loan Party shall, and no Loan Party shall permit any Subsidiary to, directly or indirectly, change or amend the terms of any Second Lien Obligations except to the extent permitted by the Intercreditor Agreement; provided, if any amendment or modification to the Second Lien Documents amends or modifies any representation and warranty, covenant (including any financial covenant and any definitions relating to such representation, warranties or covenants including any financial covenants) or event of default contained in the Second Lien Documents (or any related definitions) (but excluding, for purposes of clarity, any amendment or modification to the rates, the fees, or the mandatory prepayments required to be made under the Second Lien Credit Agreement or any premiums relating thereto, which shall be subject to the terms of the Intercreditor Agreement), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date hereof, or if any amendment or modification to the Second Lien Credit Agreement or other Second Lien Document adds an additional representation and warranty, covenant or event of default therein, the Loan Parties acknowledge and agree that, upon the request of the Administrative Agent, this Agreement or the other Loan Documents, as the case may be, shall be promptly amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents (preserving any cushions that may exist).

SECTION 6.14    Acquisition of Second Lien Obligations.

(a)    The Loan Parties shall promptly cancel any Second Lien Obligations directly or indirectly acquired by them, any of their Subsidiaries, and no Second Lien Obligations may be issued in substitution or exchange for any such Second Lien Obligations. For the avoidance of doubt, this Section 6.15 is not intended and shall not prevent the Borrowers from making any prepayment of the Second Lien Obligations, including any voluntary or mandatory prepayment of the Second Lien Obligations contemplated by the Second Lien Credit Agreement.

(b)    No Loan Party shall, and no Loan Party shall permit any Subsidiary to, agree to any amendment, modification or waiver of the Second Lien Credit Agreement or any other Second Lien Document that would permit assignments of, or participations in, more than 20% of the Second Lien Obligations by all Affiliates of any Loan Party.”

(aaa)    Clause (f) of Article VII of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f)    any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of the Second Lien Obligations or any other Material Indebtedness, when and as the same shall become due and payable (after giving effect to the expiration of all grace and notice periods applicable thereto);”

(bbb)    Clause (g) of Article VII of the Credit Agreement is hereby amended by deleting each reference therein to “Material Indebtedness” and inserting, in each case, “Material Indebtedness or Second Lien Obligations” in lieu thereof.

(ccc)    Article VII of the Credit Agreement is hereby further amended by inserting the following new clauses (r) and (s) at the end thereof:

“(r)    the Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Loan Parties, the Second Lien Agent and Second Lien Lenders enforceable in accordance with its terms unless terminated in accordance with its terms or the Loan Parties, the Second Lien Agent or any of the Second Lien Lenders deny or contest the validity or enforceability of the Intercreditor Agreement; or

(s)    the subordination provisions of any Subordination Agreement or any agreement or instrument governing any Subordinated Indebtedness shall for any reason cease to constitute the legal, valid and binding obligations of the parties thereto or any Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.”

(ddd)    Section 8.01 of the Credit Agreement is hereby amended by adding the following sentence to the end of such section:

“Each Lender and Issuing Bank hereby consents to Administrative Agent entering into the Intercreditor Agreement and agrees to be bound by the terms of the Intercreditor Agreement and further authorizes the Administrative Agent to (i) take all actions set forth for the Administrative Agent therein and all actions reasonably related thereto and (ii) execute all amendments to the Intercreditor Agreement without the approval of Lenders to add additional Secured Obligations or Second Lien Obligations thereto.”

(eee)    Section 9.04(b)(i) of the Credit Agreement (excluding subclauses (A), (B), (C) and (D)) is hereby amended and restated in its entirety as follows:

“(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution unless an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:”

(fff)    Section 9.04(c) of the Credit Agreement is hereby amended by inserting “, unless an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing,” immediately following “Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than”.

(ggg)    Article IX of the Credit Agreement is hereby amended by adding the following Section 9.22 to the end of such section:

“SECTION 9.22    Intercreditor Agreement. Each of the Lenders and Issuing Bank hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender or Issuing Bank, as the case may be, was a signatory thereto. Each Lender and Issuing Bank (and each Person that becomes a Lender or Issuing Bank, as the case may be, hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and Issuing Bank, as the case may be, and agrees that the Administrative Agent, in its various capacities thereunder, may take such actions on their respective behalf as is contemplated by the terms of the Intercreditor Agreement.”

(hhh)    The Commitment Schedule to the Credit Agreement is hereby amended by amending and restating the table therein in its entirety to read as follows:

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Commitment
JPMorgan Chase Bank, N.A.	$75,000,000	$75,000,000
Total	$75,000,000	$75,000,000

2.    Joinder.

(a)    Each Joining Guarantor joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes a Loan Guarantor under the Credit Agreement, including the Loan Guaranty, and the Loan Documents. All references to Loan Party, Loan Parties, Grantor, Grantors, Guarantor or Guarantors contained in the Credit Agreement, the Loan Guaranty, the Security Agreement and the Loan Documents are hereby deemed for all purposes to also refer to and include each Joining Guarantor as a Loan Party, Grantor or Guarantor, as applicable, and each Joining Guarantor hereby agrees to comply with all terms and conditions of the Credit Agreement, the Loan Guaranty, the Security Agreement and the other Loan Documents as if such Joining Guarantor were an original signatory thereto. Each Joining Guarantor agrees that this Amendment may be attached to the Pledge and Security Agreement and any Loan Guaranty.

(b)    The Schedules to the Credit Agreement are hereby supplemented with the corresponding schedules attached hereto as Exhibit A; provided that any reference in the Credit Agreement or any Loan Document to any such supplemented schedule being as of the Effective Date shall be deemed to be, for purposes of such supplemental information only, a reference to being as of the First Amendment Effective Date.

3.    Security Interest. To secure the prompt payment and performance to Administrative Agent and Lenders (and each other holder of any Obligations) of the Obligations:

(a)    Each Joining Guarantor hereby pledges, collaterally assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all its Collateral, whether now owned by or owing to, or hereafter acquired by or arising in favor of Joining Guarantor, and whether owned or consigned by or to, or leased from or to, Joining Guarantor, and regardless of where located; and

(b)    The Schedules to the Security Agreement are hereby supplemented with the corresponding schedules attached hereto as Exhibit B; provided that any reference in the Security Agreement or any Loan Document to any such supplemented schedule being as of the Effective Date shall be deemed to be, for purposes of such supplemental information only, a reference to being as of the First Amendment Effective Date.

4.    Conditions to Effectiveness. The effectiveness of Section 1 of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:

(a)    the Administrative Agent shall have received a copy of this Amendment executed by the Loan Parties and Administrative Agent;

(b)    the Administrative Agent shall have received each of the agreements, documents and instruments set forth on the Closing Checklist attached hereto as Exhibit C, each in form and substance reasonably satisfactory to the Administrative Agent;

(c)    no Default or Event of Default shall have occurred and be continuing as of the date hereof;

(d)    substantially concurrently with the effectiveness of this Amendment, the Loan Parties shall have completed the Paradigm Acquisition (as defined in the Paradigm Consent) in accordance with the terms of the Paradigm Purchase Agreement (as defined in the Paradigm Consent) (without any amendment thereto or waiver thereunder, except to the extent such amendment or waiver could not reasonably be expected to adversely affect the interests of Administrative Agent or any Lender in any material respect);

(e)    Borrowers shall have paid to Administrative Agent, for its sole and separate account, the Consent Fee (as defined in the Paradigm Consent), which shall be fully-earned, due and payable on the date hereof and shall be non-refundable when paid;

(f)    Borrowers shall have Availability under the Credit Agreement of at least $10,000,000 immediately after the consummation of the Paradigm Acquisition (as defined in the Paradigm Consent); and

(g)    Borrower Representative shall have received or shall receive simultaneously with the closing of the Paradigm Acquisition (as defined in the Paradigm Consent) at least $100,000,000 of second lien term loans arranged by Ares Capital Management LLC.

5.    Representations and Warranties. To induce the Lenders to enter into this Amendment, each Loan Party represents and warrants to such Lenders that:

(a)    the execution, delivery and performance of this Amendment, along with all other Loan Documents executed in connection herewith, have been duly authorized by all requisite corporate or limited liability company action on the part of such Loan Party and this Amendment and each other Loan Document have been duly executed and delivered by such Loan Party;

(b)    the representations and warranties contained in Article III of the Credit Agreement and in all other Loan Documents executed by any Loan Party in connection therewith, are true and correct in all material respects as of the date hereof with the same force and effect as if such had been made on the date hereof and that any representation or warranty that specifically refers to a prior date shall be true and correct in all material respects as of such date (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier is true and correct in all respects);

(c)    no Default or Event of Default has occurred and is continuing on the date hereof; and

(d)    Borrower Representative has delivered to Administrative Agent a complete and correct copy of the Paradigm Purchase Agreement (as defined in the Paradigm Consent) (including all schedules, exhibits, amendments, supplements, modifications, assignments) and all other material documents delivered pursuant thereto or in connection therewith.

6.    Acknowledgment and Reaffirmation of Loan Documents. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid and enforceable obligations of such Loan Party, subject to the applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payment of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects.

7.    Post-Closing Covenants.

(a)    Within one Business Day following the date hereof (or such later date as Administrative Agent shall extend in writing in its sole discretion), the Loan Parties shall deliver to Administrative Agent a (i) certificate of merger certified by the Secretary of State of the State of Delaware relating to the merger of Bears Merger Sub, Inc., a Delaware corporation, with and into Company and (ii) an amended and restated certificate of incorporation of Bears certified by the Secretary of State of the State of Delaware, in form and substance acceptable to Administrative Agent.

(b)    Notwithstanding Section 1(f) of the Paradigm Consent, on or prior to the date that is five (5) Business Days following the date hereof (or such later date as Administrative Agent shall extend in writing in its sole discretion), the Loan Parties shall deliver to Administrative Agent originals of the equity certificates (and corresponding stock power) issued by the Borrower Representative representing 100% of the Borrower Representative’s voting and non-voting Equity Interests, in each case, in form and substance acceptable to Administrative Agent.

(c)    On or prior to the date that is ninety (90) days after the date hereof (or such later date as Administrative Agent shall extend in writing in its sole discretion), the Loan Parties shall (i) deliver, or cause to be delivered, to Administrative Agent, duly executed Deposit Account Control Agreements, in each case, in form and substance reasonably satisfactory to Lender, on all Deposit Accounts of the Loan Parties held at JPMorgan Chase Bank, N.A and (ii) deliver, or cause to be delivered, to Administrative Agent, duly executed Deposit Account Control Agreements, in each case, in form and substance reasonably satisfactory to Lender, on all Deposit Accounts of the Loan Parties held at Wells Fargo Bank, National Association (or cause accounts of the Loan Parties maintained at Wells Fargo Bank, National Association to be closed, evidence of which to be in form and substance acceptable to Administrative Agent).

(d)    Notwithstanding Section 1(f) of the Paradigm Consent, on or prior to the date that is ninety (90) days following the date hereof (or such later date as Administrative Agent shall extend in writing in its sole discretion), the Loan Parties shall deliver to Administrative Agent (i) originals of the equity certificates (and corresponding stock power) issued by each Foreign Subsidiary and each FSHCO directly owned by any Borrower or any Loan Party (in each case, after giving effect to this Amendment), representing 65% of its voting and 100% of its non-voting Equity Interests, in each case, in form and substance acceptable to Administrative Agent and (ii) amended and restated limited liability company agreements (or an amendment thereto) of each of the Joining Guarantors (other than Bears), in each case, in form and substance acceptable to Administrative Agent.

Failure to comply with any of the provisions of this Section 7 shall result in an automatic Event of Default under the Credit Agreement.

8.    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

9.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., “pdf”) transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

10.    Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

11.    Release.

(a)    In consideration of the agreements of the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives (each Loan Party and all such other Persons being hereafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, other representatives, and any consultants engaged by the Administrative Agent and the Lenders or their counsel (the Administrative Agent and each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)    Each Releasor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Releasor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

12.    Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles that would require the application of laws other than those of the State of Illinois. Whenever possible each provision of this

Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

RTI SURGICAL, INC., as Borrower and Borrower Representative

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chief Financial and Administrative Officer, Corporate Secretary

PIONEER SURGICAL TECHNOLOGY, INC., as Borrower

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

Signature Page to First Amendment to Credit Agreement and Joinder Agreement

OTHER LOAN PARTIES:

REGENERATION TECHNOLOGIES, INC. – CARDIOVASCULAR

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

BIOLOGICAL RECOVERY GROUP, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

RTI SERVICES, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

RTI DONOR SERVICES, INC.

By:	/s/ Olivier Visa
Name:	Olivier Visa
Title:	President and CEO

TUTOGEN MEDICAL, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

Signature Page to First Amendment to Credit Agreement and Joinder Agreement

TUTOGEN MEDICAL (UNITED STATES), INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chief Financial and Administrative Officer, Corporate Secretary

BEARS HOLDING SUB, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chairman and CEO and Secretary

PARADIGM SPINE, LLC

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chairman and CEO and Secretary

FOURTH DIMENSION SPINE, LLC

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chairman and CEO and Secretary

ANDI’S BELMARALL, LLC

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	CEO and Secretary

Signature Page to First Amendment to Credit Agreement and Joinder Agreement

ANGSTROM ACQUISITION CORP. II

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

PIONEER SURGICAL ORTHOBIOLOGICS, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

ZYGA TECHNOLOGY, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	President and CEO and Corporate Secretary

Signature Page to First Amendment to Credit Agreement and Joinder Agreement

LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ John Morrone
Name:	John Morrone
Title:	Authorized Signer

Signature Page to First Amendment to Credit Agreement and Joinder Agreement

EXHIBIT A

Schedules to Credit Agreement

See attached.

EXHIBIT B

Schedules to Security Agreement

See attached.

EXHIBIT C

Closing Checklist

See attached.